Exhibit 99.4

WILLDAN GROUP, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Fiscal Year ended December 28, 2007			Fiscal Six Months ended June 27, 2008
	Company	Pro Forma	Company	Company	Pro Forma	Company
	Historical	Adjustment	Pro forma	Historical	Adjustment	Pro forma
	(A)	(B)		(A)	(B)
Contract revenue	$78,798,000	$7,323,000	$86,121,000	$35,583,000	$4,641,000	$40,224,000
Direct costs of contract revenue:
Salaries and wages	25,769,000	1,665,000	27,434,000	11,082,000	1,068,000	12,150,000
Production expenses	1,568,000	1,981,000	3,549,000	837,000	812,000	1,649,000
Subconsultant services	4,600,000	492,000	5,092,000	2,814,000	1,288,000	4,102,000
Total direct costs of contract revenue	31,937,000	4,138,000	36,075,000	14,733,000	3,168,000	17,901,000
General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	25,061,000	283,000	25,344,000	12,369,000	145,000	12,514,000
Facilities	4,546,000	69,000	4,615,000	2,322,000	46,000	2,368,000
Stock-based compensation	209,000	—	209,000	154,000	—	154,000
Depreciation and amortization	1,747,000	688,000	2,435,000	834,000	304,000	1,138,000
Litigation accrual	1,049,000	—	1,049,000	—	—	—
Other	11,727,000	542,000	12,269,000	5,258,000	174,000	5,432,000
Total general and administrative expenses	44,339,000	1,582,000	45,921,000	20,937,000	669,000	21,606,000
Income (loss) from operations	2,522,000	1,603,000	4,125,000	(87,000)	804,000	717,000
Other income (expense):
Interest expense	499,000	—	499,000	(2,000)	—	(2,000)
Interest income and other, net	666,000	(489,000)	177,000	261,000	(124,000)	137,000
Total other income (expense)	1,165,000	(489,000)	676,000	259,000	(124,000)	135,000
Income before income tax expense	3,687,000	1,114,000	4,801,000	172,000	680,000	852,000
Income tax expense	1,543,000	472,000	2,015,000	111,000	300,000	411,000
Net income	$2,144,000	$642,000	$2,786,000	$61,000	$380,000	$441,000

Net income per share:
Basic and diluted	$0.30		$0.39	$0.01		$0.06

Weighted-average shares outstanding:
Basic	7,149,000		7,149,000	7,156,000		7,156,000
Diluted	7,150,000		7,150,000	7,157,000		7,157,000

See accompanying note to pro forma condensed consolidated financial statements.

Note to Pro Forma Condensed Consolidated Statements of Operations

Our pro forma condensed consolidated statements of operations for the six months ended June 27, 2008 and the year ended December 28, 2007 is presented as if our acquisition of Intergy Corporation on June 9, 2008 closed as of the first day of each of the respective periods presented.

Prior to January 9, 2008, for federal and state income tax purposes, Intergy Corporation reported as an S Corporation wherein Intergy Corporation elected and the stockholders of Intergy consented to be taxed in a manner similar to partners in a general partnership. Upon completion of the acquisition, Intergy Corporation ceased to qualify as an S Corporation and its earnings are taxed at the C Corporation rates.

Following are explanations of the amounts included in the accompanying pro forma condensed consolidated statements of operations:

(A)          Company Historical

                Reflects our historical condensed consolidated statements of operations for the six months ended June 27, 2008 and the year ended December 28, 2007.

(B)           Pro Forma Adjustment

                The pro forma condensed consolidated statements of operations for the six months ended June 27, 2008 and the year ended December 28, 2007 reflect the acquisition of Intergy Corporation which we acquired on June 9, 2008 as if the acquisition closed on the first day of the respective period presented. The pro forma adjustment is computed as follows:

	Fiscal Year 2007				Fiscal Six Months 2008
	Intergy			Pro Forma	Intergy			Pro Forma
	Historical	Adjustments		Adjustment	Historical	Adjustment		Adjustment
	(1)				(1)
Contract revenue	$7,323,000	$—		$7,323,000	$4,641,000	$—		$4,641,000
Direct costs of contract revenue:
Salaries and wages	1,665,000	—		1,665,000	1,068,000	—		1,068,000
Production expenses	1,981,000	—		1,981,000	812,000	—		812,000
Subconsultant services	492,000	—		492,000	1,288,000	—		1,288,000
Total direct costs of contract revenues	4,138,000	—		4,138,000	3,168,000	—		3,168,000
General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	283,000	—		283,000	145,000	—		145,000
Facilities	69,000	—		69,000	46,000	—		46,000
Stock-based compensation	—	—		—	—	—		—
Depreciation and amortization	17,000	671,000	(2)	688,000	10,000	294,000	(2)	304,000
Litigation accrual	—	—		—	—	—		—
Other	542,000	—		542,000	174,000	—		174,000
Total general and administrative expenses	911,000	671,000		1,582,000	375,000	294,000		669,000
Income (loss) from operations	2,274,000	(671,000)		1,603,000	1,098,000	(294,000)		804,000
Other income (expense):
Interest expense	—	—		—	—	—		—
Interest income and other, net	23,000	(512,000	)(3)	(489,000)	4,000	(128,000	)(3)	(124,000)
Total other income (expense)	23,000	(512,000)		(489,000)	4,000	(128,000)		(124,000)
Income (loss) before income tax expense	2,297,000	(1,183,000)		1,114,000	1,102,000	(422,000)		680,000
Income tax expense	35,000	437,000	(4)	472,000	18,000	282,000	(4)	300,000
Net income (loss)	$2,262,000	$(1,620,000)		$642,000	$1,084,000	$(704,000)		$380,000

(1)       Reflects Intergy Corporations’ condensed statement of operations for the six months ended June 30, 2008, and the year ended December 31, 2007.

(2)       Reflects amortization of the preliminary estimated fair values of intangible assets related to the value of Intergy Corporation’s existing contracts and customer relationships.   For the fiscal six month 2008 period, the amount is comprised of amortization for the period from the first day of the period to the actual closing date of the Intergy acquisition on June 9, 2008.  For the fiscal year 2007, the amount is comprised of twelve months of amortization.

(3)       Reflects decreased interest income resulting from reduction of the Company’s average cash equivalents and liquid investments balances by a total of $10.2 million for the period from the first day of the fiscal six month 2008 period to the actual closing date of the Intergy acquisition on June 9, 2008 and for the entire fiscal year 2007.  The $10.2 million is the amount of cash paid by the Company at closing related to the acquisition of Intergy Corporation on June 9, 2008.

(4)       Reflects increased income tax expense resulting from  Intergy Corporation no longer qualifying as an S Corporation due to the acquisition of Intergy Corporation by the Company, partially offset by decreased income tax expense  for the Company as a result of on interest income discussed in (3) above.   The pro forma income tax expense adjustment also reflects the income tax expense on the effect of deducting the amortization discussed in (2) above.